Exhibit 10.35
KONTOOR BRANDS 401(K) SAVINGS PLAN

KONTOOR BRANDS, INC. AUTHORIZED OFFICER’S RESOLUTIONS

AMENDMENT NO. 5

    WHEREAS, pursuant to Section XV, Subsection (1) of the Kontoor Brands 401(k) Savings Plan (the “Plan”), Kontoor Brands, Inc, a North Carolina corporation (the “Company”), has reserved the right to amend or modify the Plan from time to time, by action of its authorized officer; and

    WHEREAS, Kontoor Brands, Inc. Retirement Plans Committee (the “Committee”) is the plan administrator of the Plan; and

    WHEREAS, it is deemed advisable to amend the Plan to conform to certain technical changes required by the Internal Revenue Service as a condition of receipt of a favorable determination letter; and

    WHEREAS, pursuant to Section XIV, Subsection (2) of the Plan, the Company has delegated to its Vice President-Chief Human Resources Officer the authority and responsibility to perform, undertake, decide and implement the Company’s “settlor” functions and decisions with respect to and under the Plan.

    NOW, THEREFORE, BE IT RESOLVED: Item 1 of the Introduction to the Plan, entitled “Establishment and Spin-Off” is hereby amended by adding the following new sentence to the end thereof:

“For purposes of the Plan, the Distribution Date is May 23, 2019.”

FURTHER RESOLVED: Section I, Subsection (9) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“9. “Company Stock” means common stock of the Company which shall constitute employer securities. For purposes of the Plan, “employer securities” means common stock issued by the Company (or by a corporation which is a member of the same controlled group) which is readily tradable on an established securities market. If there is no common stock which meets the foregoing requirement, the term "Company Stock" means common stock issued by the Company (or by a corporation which is a member of the same controlled group) having a combination of voting power and dividend rights equal to or in excess of: (A) that class of common stock of the Company (or of any other such corporation) having the greatest voting power, and (B) that class of common stock of the Company (or of any other such corporation) having the greatest dividend rights. Noncallable preferred stock shall be deemed to be "Company Stock" if such stock is convertible at any time into stock which constitutes "Company Stock" hereunder and if such conversion is at a conversion price which (as of the date of the acquisition by the Trust) is reasonable. For purposes of the preceding sentence, pursuant to Regulations, preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence. The Company’s common stock is listed on the New York Stock Exchange under the Symbol KTB."

FURTHER RESOLVED: The foregoing amendments shall be effective on May 23, 2019.

FURTHER RESOLVED: The provisions of the Plan are hereby modified to conform with this Plan Amendment, but in all other respects the provisions of the Plan are to be and shall remain in full force and effect.

FURTHER RESOLVED: The Committee shall be, and hereby is, authorized and directed to take such action as may be necessary and appropriate to carry out and implement this Plan Amendment and these resolutions.

FURTHER RESOLVED: All of the acts of all of the officers and employees of the Company and the members and representatives of the Committee, whether heretofore or hereafter taken or done, which are in conformity with the intent and purposes of these resolutions, shall be and the same hereby are, in all respects ratified, approved and confirmed.

IN WITNESS WHEROF, the Company has caused these Authorized Officer’s Resolutions to be adopted and executed by its duly authorized officer on August 24, 2020.

KONTOOR BRANDS, INC.

By: /s/ Scott Shoener
Scott Shoener
Executive Vice President – Chief Human Resources Officer

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